EXHIBIT 4(s)

                                    AMENDMENT

     This Amendment is made as of January 31, 2000, by and between Janus Investment Fund, a Massachusetts business trust (the "Trust") on behalf of Janus Twenty Fund (the "Fund"), and Janus Capital Corporation, a Colorado corporation ("JCC"). The Trust and JCC are collectively referred to herein as the "Parties."

     WHEREAS, the Trust and JCC are parties to an Investment Advisory Agreemen dated July 1, 1997 (hereinafter referred to as the "Agreement"); and

     WHEREAS, the Parties desire to amend the Agreement as set forth in greater detail below; and

     WHEREAS, pursuant to Section 12 of the Agreement, any amendment to the Agreement is subject to the approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of JCC and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

     WHEREAS, the Parties have obtained Trustee approval as set forth above and the Parties agree that a shareholder vote is not required to amend the Agreement;

     NOW THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the Parties agree to amend the Agreement as follows:

     1. Section 4 of the Agreement is hereby deleted and replaced in its entirety by the following:

          "4. Compensation. The Trust shall pay to JCC for its investment advisory services a fee, calculated and payable for each day that this Agreement is in effect, of 1/365 of 0.65% of the daily closing net asset value of the Fund (1/366 of 0.65% of the daily closing net asset value of the Fund in a leap year). The fee shall be paid monthly."

     2. The Parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contain the entire understanding and the full and complete agreement of the Parties and supercedes and replaces any prior understandings and agreements among the Parties respecting the subject matter hereof.

     3. This Amendment to the Agreement may be contemporaneously executed in one or more counterparts, each of which shall be deemed an original but all of which together

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shall constitute one and the same instrument.

     4. Each of the undersigned is duly authorized to sign this Amendment on behalf of the respective Parties.

     IN WITNESS WHEREOF, the Parties have executed this Amendment to the Agreement as of the date first above written.

JANUS CAPITAL CORPORATION



BY:    /s/ Steven R. Goodbarn
NAME:  STEVEN R. GOODBARN
TITLE: VICE PRESIDENT

JANUS INVESTMENT FUND



BY :     /s/ Thomas H. Bailey
NAME:    THOMAS H. BAILEY
TITLE:   PRESIDENT